Exhibit Index

EXHIBIT NO. (99) Press release, dated August 2, 2010 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

For Immediate Release For Further Information
 Refer to:  John J. Haines
 260-824-2900

FRANKLIN ELECTRIC REPORTS AN INCREASE IN SECOND QUARTER EARNINGS PER SHARE OF 88 PERCENT

Bluffton, Indiana – August 2, 2010 - Franklin Electric Co., Inc. (NASDAQ:FELE) reported second quarter 2010 diluted earnings per share of $0.47, an increase of 88 percent compared to 2009 second quarter earnings per share of $0.25.  Earnings per share before restructuring charges were $0.55, an increase of 53 percent compared to the prior year.  In the second quarter of 2010, the Company also recognized charges for legal matters that resulted in a reduction to earnings per share of $0.10 per share.  Therefore, earnings per share for the second quarter of 2010 before restructuring and legal matters would have been $0.65, an increase of 81 percent compared to the prior year.  Second quarter 2010 sales were $190.4 million, an increase of 15 percent compared to 2009 second quarter sales of $165.3 million.

Scott Trumbull, Franklin Chairman and Chief Executive, commented:

“We were pleased with the operating performance of the Company in the second quarter.  Water Systems revenues were a record for any quarter in the Company’s history and grew by 19 percent compared to the prior year.  All of the growth was organic.  Our long term effort to enhance the Company’s growth potential by expanding our sales base in developing regions paid off during the quarter.  Our sales in Latin America, Asia Pacific, and Southern Africa represented about 30 percent of our global Water Systems sales and grew by 31 percent.  Our Water Systems sales in the U.S. and Canada grew by 19 percent during the quarter despite relatively weak overall industry shipments.  As a result of our strong sales performance, Water Systems operating margins before restructuring improved to 17.7 percent of sales, a 370 basis point improvement over the second quarter 2009.

While our Fueling Systems revenue declined about 2 percent during the quarter, the entire decline was attributable to the wind down of vapor control equipment sales in California.  Sales in the U.S. and Canada excluding California increased by 9 percent and sales in the rest of the world grew by 29 percent.  Our international Fueling Systems sales growth continues to be propelled by filling station infrastructure investment in developing regions where automobile sales are growing rapidly.  During the quarter we recognized costs related to a number of legal matters which reduced our current Fueling Systems operating income and will be discussed in more detail below.

As a result of our strong operational performance our balance sheet continues to strengthen.  We ended the quarter with a cash balance of $93 million and a net debt to equity ratio of 15 percent.  We believe the Company is well positioned to continue improving operationally and to capitalize on strategic opportunities.”

Key Performance Indicators:

Earnings and Earnings Per Share Before
and After Restructuring and Legal Matters	For the Second Quarter
(in millions except Earnings Per Share)	2010	2009	Change

Net Income attributable to FE Co.,Inc.	$11.0	$5.8	90%

Restructuring (before tax)	$2.9	$3.8
Legal matters (before tax)	$3.8	$-

Income tax rate	35.0%	35.0%
Restructuring, net of tax	$1.9	$2.4
Legal matters, net of tax	$2.5	$-

Average Fully Diluted Shares Outstanding	23.6	23.3	1%

Fully Diluted Earnings Per Share Reported	$0.47	$0.25	88%

Restructuring Per Share, net of tax	$0.08	$0.11

Fully Diluted Earnings Per Share before restructuring expenses	$0.55	$0.36	53%

Legal matters Per Share, net of tax	$0.10	$-

Fully Diluted Earnings Per Share before restructuring expenses and legal matters	$0.65	$0.36	81%

Net Sales	For the Second Quarter
(in Million US$)	Water	Fueling	Consolidated

Sales for 2009	$134.5	$30.8	$165.3

Acquisitions	$-	$-	$-
Foreign Exchange	$1.4	$(0.3)	$1.1
Organic Change	$24.3	$(0.3)	$24.0

Sales for 2010	$160.2	$30.2	$190.4

Operating Income and Margins
Before and After Restructuring and Legal Matters
(in Million US$)	For the Second Quarter 2010
	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$25.8	$1.8	$(9.2)	$18.4
Restructuring	$2.6	$-	$0.3	$2.9
Legal matters	$-	$3.8	$-	$3.8

Operating Income before restructuring and legal matters	$28.4	$5.6	$(8.9)	$25.1
% Operating Income To Net Sales	16.1%	6.0%		9.7%
% Operating Income before restructuring and legal matters to Net Sales	17.7%	18.5%		13.2%

	For the Second Quarter 2009
	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$15.3	$4.9	$(9.4)	$10.8
Restructuring	$3.5	$0.1	$0.2	$3.8
Legal Matters	$-	$-	$-	$-

Operating Income before restructuring and legal matters	$18.8	$5.0	$(9.2)	$14.6
% Operating Income To Net Sales	11.4%	15.9%		6.5%
% Operating Income before restructuring and legal matters to Net Sales	14.0%	16.2%		8.8%

Water Systems

Water Systems revenues were $160.2 million in the second quarter 2010, an increase of $25.7 million or 19 percent versus the second quarter 2009.  Excluding foreign currency translation, sales increased $24.3 million or about 18 percent.

Water Systems sales in the U.S. and Canada represent about half of global Water Systems sales and grew by 19 percent versus the depressed levels of the second quarter 2009.  Sales in Latin America, Asia Pacific and Southern Africa represented about 30 percent of total Water Systems sales and increased by 31 percent versus the second quarter 2009.   Sales in Europe, Middle East and North Africa grew by 4 percent versus the second quarter 2009, but grew by 14 percent in euros.  In total, Water Systems sales in the second quarter increased by $1.4 million due to foreign currency translation from the second quarter 2009.

Water Systems operating income before restructuring expenses was $28.4 million in the second quarter 2010, an increase of 51 percent versus the second quarter 2009 primarily as a result of higher revenues and lower variable production costs.  The second quarter 2010 Water Systems operating income margin before restructuring was 17.7 percent and improved by 370 basis points compared to the prior year second quarter.

Fueling Systems

Fueling Systems revenue of $30.2 million in the second quarter 2010 declined $0.6 million or about 2 percent from the second quarter 2009.  The decline is attributable to the wind down of vapor control equipment sales in California.  California sales in total decreased 65 percent versus the second quarter 2009; however, sales in the U.S and Canada excluding California increased by 9 percent during the quarter and sales in the rest of the world increased by 29 percent versus the second quarter 2009, led by strong demand for the Company’s vapor control, fuel management and pumping systems products in Asia.

Fueling Systems operating income before restructuring was $1.8 million compared to $5.0 million in the second quarter 2009.  Operating margins before restructuring were 6.0 percent of sales in the second quarter 2010 compared to 16.2 percent of sales in the second quarter 2009.  During the second quarter 2010, Fueling Systems incurred $3.8 million in Selling, General and Administrative (SG&A) expenses for various legal matters.  Fueling Systems incurred an additional $1.4 million of SG&A expense principally for legal fees related to these matters.  The expenses result from an agreement in principle with a key competitor to settle numerous patent, licensing and fair trade disputes; claims by both the California Air Resources Board and individual air districts in that state relating to components of Fueling Systems’ Vapor Recovery Systems products, as discussed in prior quarters; and other claims involving litigation with James Healy, who sold Healy Systems to the Company in 2006, regarding payments from an escrow fund and earn-out fees under the purchase agreement.  Certain of the amounts incurred in these matters, which are subject to indemnification provisions in the Healy purchase agreement, were not expensed and are also at issue in the Healy litigation.

The expenses for legal matters of $3.8 million represent 12.5 percent of Fueling Systems sales in the second quarter 2010.  Therefore, operating income margins before restructuring and legal matters would have been 18.5 percent of sales in the second quarter 2010.

Overall

The Company’s consolidated gross profit was $64.5 million for the second quarter of 2010, up $15.3 million from the second quarter of 2009. The gross profit as a percent of net sales increased to 33.9 percent for the second quarter of 2010 from 29.7 percent for the second quarter of 2009. The gross profit margin improvement was primarily due to lower material costs, lower costs due to the consolidation of several North American manufacturing operations into Linares, Mexico, and leveraging fixed costs on higher sales.

During the second quarter 2010, SG&A expenses increased by $8.5 million or about 25 percent compared to the second quarter 2009 primarily as a result of the $3.8 million charge for various legal matters discussed above as well as the higher legal and professional fees of $1.8 million primarily relating to the Fueling Systems legal matters also discussed above.    Other increases in SG&A included sales commissions of $1.0 million, compensation related charges of $0.7 million and increased research and development expenses over the prior year of $0.3 million.

Restructuring expenses for the second quarter of 2010 were $2.9 million and reduced diluted earnings per share by approximately $0.08. Restructuring expenses include asset write-downs, severance expenses and manufacturing equipment relocation costs and primarily relate to the closure of the Siloam Springs, Arkansas manufacturing facility that had been previously announced.  Approximately $2.4 million of these expenses were non-cash.  The Company is currently exploring additional restructuring opportunities, primarily in North America, and will provide investors an estimate of future charges when the plans for this restructuring are definitive.

The Company generated $22.1 million in cash from operations during the first half of 2010 versus $39.0 million in the first half of 2009.  The decrease was primarily attributable to higher Accounts Receivable.  Higher sales revenues increased cash used for Accounts Receivable by $30.9 million versus a use of cash of $11.9 million in the first half of the prior year.  Cash used for inventory in the first half was $4.7 million versus cash generated of $22.1 million from reducing inventories in the first half of 2009.  During the first half of 2009 the Company reduced its inventories consistent with the decreased demand for its products from the end markets.  The Company’s accounts payable also increased in the first half of 2010 consistent with increased production activity.  The Company purchased approximately $3.5 million, or about 126 thousand shares, of Company stock pursuant to its authorized stock repurchase program during the second quarter of 2010. The Company had no outstanding balance on its revolving debt agreement at the end of the first half of 2010 or at the end of year 2009 compared to $14.0 million outstanding at the end of the first half of 2009.

Commenting on the Company’s outlook, Mr. Trumbull added:

“Looking ahead to the third quarter, we currently believe that our operating income will continue to increase but at a slower pace than the very rapid rate of growth that we achieved during the first half of this year.  In Water Systems we believe our sales will grow at a mid-single digit pace if exchange rates remain at their recent levels. We also believe that our Water Systems operating income margins before restructuring will increase by about 50 basis points compared to the third quarter prior year.

In our Fueling Systems business, we are forecasting that our sales will increase in the third quarter 2010 by 10 to 15 percent compared to the third quarter 2009.  During the second half of this year our sales comparisons in California should no longer be a drag on our overall Fueling Systems sales growth rate and we expect ongoing increases in demand for our Fueling Systems products in international markets.  We believe that Fueling Systems operating income margins will be up by 500 to 600 basis points in the third quarter 2010 compared to the relatively low margin levels we recorded during the third quarter last year.

So in total, we believe third quarter 2010 consolidated operating income before restructuring charges will increase by 15 to 20 percent versus the third quarter 2009.”

A conference call to review earnings and other developments in the business will commence at 9:00am EDT.  The second quarter 2010 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=83805&CompanyID=FELE&e=1&mediaKey=C4B19AAFCE9C290E8A6AC02D50918CEB

You can add this webcast into your MS-Outlook calendar by clicking on the following link:

http://apps.shareholder.com/PNWOutlook/t.aspx?m=43290&k=0309CA86

If you intend to ask questions during the call, please dial in using 877-643-7158 for domestic calls and 914-495-8565 for international calls.

A replay of the conference call will be available Monday August 2, 2010 at 12pm EDT through midnight EDT on Monday August 16, 2010, by dialing 800-642-1687 for domestic calls and 706-645-9291 for international calls. The replay passcode is 88283503.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

The Company presents the non-GAAP financial measures of net income before legal matters and restructuring expense, net income per share before legal matters and restructuring expense, operating income before legal matters and restructuring expense and percent operating income before legal matters and restructuring expense to net sales because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending January 2, 2010 , Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)

Second Quarter Ended			First Half Ended
July 3,		July 4,	July 3,	July 4,
	2010	2009	2010	2009

Net sales	$190,418	$165,276	$350,411	$315,075

Cost of sales	125,950	116,119	235,506	222,719

Gross profit	64,468	49,157	114,905	92,356

Selling, general and administrative expenses	43,118	34,630	79,004	69,080

Restructuring expense	2,935	3,756	5,100	4,647

Operating income	18,415	10,771	30,801	18,629

Interest expense	(2,278)	(2,401)	(4,491)	(4,774)
Other income/(expense)	400	273	(1,829)	533
Foreign exchange gain/(loss)	112	270	309	378

Income before income taxes	16,649	8,913	24,790	14,766

Income taxes	5,311	2,906	6,013	4,706

Net income	$11,338	$6,007	$18,777	$10,060

Less: Net income attributable to noncontrolling interest	(316)	(184)	(540)	(389)

Net income attributable to Franklin Electric Co., Inc.	$11,022	$5,823	$18,237	$9,671

Net income per share:
Basic	$0.47	$0.25	$0.79	$0.42
Diluted	$0.47	$0.25	$0.78	$0.42

Weighted average shares and equivalent
shares outstanding:
Basic	23,270	23,074	23,180	23,054
Diluted	23,587	23,286	23,484	23,229

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	July 3, 2010	Jan. 2, 2010

ASSETS:

Cash and equivalents	$92,938	$86,875
Receivables	90,614	62,847
Inventories	135,911	134,404
Other current assets	28,664	27,467
Total current assets	348,127	311,593

Property, plant and equipment, net	132,195	147,171
Goodwill and other assets	254,870	259,534
Total assets	$735,192	$718,298

LIABILITIES AND EQUITY:

Accounts payable	$43,804	$31,699
Accrued liabilities	64,083	50,709
Current maturities of long-term
debt and short-term borrowings	487	735
Total current liabilities	108,374	83,143

Long-term debt	150,974	151,242
Deferred income taxes	5,424	3,266
Employee benefit plan obligations	66,054	74,179
Other long-term liabilities	7,850	8,865

Redeemable noncontrolling interest	6,684	7,393

Equity	389,832	390,210
Total liabilities and equity	$735,192	$718,298

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEAR TO DATE
(Unaudited)

	First Half Ended
(In thousands)	July 3,	July 4,
	2010	2009

Cash flows from operating activities:
Net income	$18,777	$10,060
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	12,718	12,566
Share based compensation	2,578	3,281
Deferred income taxes	2,076	1,593
(Gain)/loss on disposals of plant and equipment	(1,181)	2,784
Restructuring and Asset Impairment charges	2,458	-
Excess tax from share-based payment arrangements	(608)	-
Changes in assets and liabilities:
Receivables	(30,923)	(11,898)
Inventories	(4,699)	22,110
Accounts payable and other accrued liabilities	28,971	(5,278)
Income taxes, net	(860)	4,787
Employee benefit plan obligations	(6,219)	512
Other, net	(951)	(1,479)
Net cash flows from operating activities	22,137	39,038
Cash flows from investing activities:
Additions to property, plant and equipment	(5,012)	(5,642)
Proceeds from sale of property, plant and equipment	1,468	46
Cash paid for acquisitions, net of cash acquired	-	(16,767)
Net cash flows from investing activities	(3,544)	(22,363)
Cash flows from financing activities:
Proceeds from short-term debt	-	23,000
Repayment of short-term debt		(44,000)
Repayment of long-term debt	(336)	(542)
Proceeds from issuance of common stock	1,713	-
Purchase of common stock	(3,516)	-
Excess tax from share-based payment arrangements	608	-
Dividends paid	(5,918)	(6,114)
Net cash flows from financing activities	(7,449)	(27,656)
Effect of exchange rate changes on cash	(5,081)	2,318
Net change in cash and equivalents	6,063	(8,663)
Cash and equivalents at beginning of period	86,875	46,934
Cash and equivalents at end of period	$92,938	$38,271